Exhibit 23.4

Consent of Independent Auditor

The Board of Managers

Parsley Energy, LLC:

We consent to the use of our report dated May 5, 2014, with respect to the statements of revenues and direct operating expenses of properties acquired by Parsley Energy, L.P. from Pacer Energy, Ltd. for the year ended December 31, 2013, contained in the Prospectus, filed on May 12, 2014, related to the Registration Statement on Form S-1 (File No. 333-195230), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas

May 22, 2014